EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
York, PA 17401
Contact:	Jeffrey S. Osman, President
or	Kathleen M. Miller, Chief Financial Officer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY ANNOUNCES RECORD EARNINGS FOR 2004

York, Pennsylvania, February 24, 2005: The York Water Company’s (Nasdaq: YORW) President, Jeffrey S. Osman, announced today that the Company has achieved yet another all-time high financial performance in 2004. The Company posted the highest ever operating revenues, operating income, earnings and earnings per share. Improved revenues, operating income and earnings are attributed to customer growth and increased rates, which became effective June 26, 2003 and November 9, 2004 and a one-time after-tax gain of $441,507 related to the sale of land.

President Osman reported that the operating revenues of $22,504,012 were up 7.7% and that earnings of $5,300,523 increased 19.2% compared to 2003.

During the year, the Company incurred over $25.9 million on construction projects, primarily on the Susquehanna River pipeline project and additionally on its water distribution system to expand its service territory. The pipeline project connects the Susquehanna River to the Company's Lake Redman. This major water project provides an additional source of supply for the Company to continue to expand its customer base. The Company installed over 122,500 feet of pipe to expand its service territory, and 78,223 feet for the Susquehanna River pipeline during 2004.

Operating revenues for the fourth quarter increased $777,000 or 14.7% over the fourth quarter of 2003. Net income for the fourth quarter increased $288,000 or 25.1% compared to the fourth quarter 2003. Improved revenue and earnings during the fourth quarter are attributed to customer growth and increased rates effective November 9, 2004.

	Period Ended December 31
	In 000's (except per share)
	Quarter		Twelve Months
	2004	2003	2004	2003
Water Operating Revenues	$6,074	$5,297	$22,504	$20,889
Net Income	$1,435	$1,147	$5,301	$4,448
Average Number of Common Shares Outstanding	6,874	6,386	6,625	6,386
Basic Earnings Per Common Share	$0.21	$0.18	$0.80	$0.70
Dividends Paid Per Common Share	$0.156	$0.145	$0.591	$0.550